Exhibit 10.10
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment (the “Amendment”) to the Employment Agreement dated January 15, 2015 (the “Agreement”) by and between Everi Payments Inc., formerly known as Global Cash Access Inc., a Delaware corporation (the “Company”), and wholly owned subsidiary of Everi Holdings Inc., a Delaware corporation (“Everi Holdings”), and Edward Peters (the “Executive”) is made as of the date of Executive’s signature below (the “Effective Date”).
R E C I T A L S
A.Executive has tendered his resignation from his position as Executive Vice President, Sales & Marketing, to the Company, effective April 1, 2020;

B.In order to effectuate an orderly transition of Executive’s duties, the Company and Executive desire to amend the Agreement to reflect the terms of the mutually-agreeable transition plan which includes certain advisory transition services through May 31, 2021, and the consideration related thereto.

AMENDMENT

NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, the Parties agree as follows:

1. Definitions and Interpretation. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement amended hereby.

2.Transition Plan.

a.Effective April 1, 2020, Executive will cease to hold the Position described in Section 1.1. of the Agreement. Instead, through May 31, 2021, he will take the title of “Special Advisor”, and serve as an employee-advisor to the individual designated as Executive’s replacement for the Position, and assist and advise as appropriate to transition his duties in a means and manner intended to minimize disruption to the Company’s business. It is contemplated by Executive and the Company that, as of June 1, 2020, this employee-advisor position will require no more than forty (40) hours per month of active Executive engagement, to be requested by the Company in its sole discretion.
b.For the remainder of the Term, as amended herein, Executive’s principal place of work shall be by remote access from Executive’s home; provided however that, Executive agrees and acknowledges that performance of his duties hereunder will require significant travel to and from both the Company’s offices as well as to and from various customer locations, which travel shall occur in accordance with the Company’s Travel and Entertainment Policy.

c.Effective April 1, 2020, Executive will cease to be designated a Section 16 Officer of the Company’s parent, Everi Holdings. Everi Holdings and the Company will file all necessary and appropriate disclosures with the relevant regulatory agencies.
d.Effective April 1, 2020, Executive will cease to be deemed an “Executive Officer” for purposes of indemnification under Article XI of the Company’s bylaws, and his indemnification agreement shall be deemed terminated.
e.The Term of the Agreement shall be amended such that the term will expire May 31, 2021 (“Termination Date”).

3.Consideration. In consideration for the term and conditions of the Transition Plan described above, Executive and Company have agreed as follows:

a.Executive will continue to receive salary and benefits through Termination Date; and
b.Executive’s salary will be amended as follows:
i.For the period of the Effective Date through March 31, 2020, Executive will receive his current salary and benefits; and
ii.For the period of April 1, 2020 through May 31, 2020, Executive will receive salary equal to an annual salary of $350,000.00 for his advisory services and his current benefits; and
iii.For the period of June 1, 2020 through the Termination Date, Executive will receive salary equal to $5,000 per month and his current benefits; and
c.Executive will not be eligible to be considered to receive a 2020 annual equity grant prior to his termination date; provided however that, to the extent that the Company elects to grant executives equity in lieu of cash bonus for the fiscal year 2019, Executive will be eligible for such grant; and
d.With regard to all vested and unexercised stock options that Executive may beneficially own as of September 30, 2020, all Equity Award agreements related thereto shall be amended to provide Executive until one (1) year following the Termination Date to exercise such stock options.
e.With regard to any unvested Equity Awards, or unvested portions thereof, such unvested awards shall be deemed forfeited by Executive as of September 30, 2020. To the extent necessary and appropriate, Executive will timely execute any document(s) as reasonably requested by the Company to affect such forfeiture(s).
f.Company and Executive will execute concurrently herewith the General Release and Settlement, attached hereto as Exhibit A and incorporated herein by reference; and
g.Executive expressly states that his resignation hereunder is without cause and is not resignation for Good Reason; and
h.Executive expressly agrees and acknowledges that the Consideration described above and in Exhibit A is the full and final consideration due and owing under this Agreement, and further that, except the 2019 bonus equity award as described in Exhibit A, as of the Termination Date, all unvested Equity Awards granted under the Plan will forfeit to the benefit of the Company.

4.Conflicting Terms. In the event of any inconsistency or conflict by and among the Agreement, this Amendment, Exhibit A, or the applicable form of agreement of any Equity Awards, including the Restricted Stock Agreement, the terms and conditions of this Amendment, then Exhibit A, then the Equity Award agreements, then the Agreement, shall govern and control.

5.Entire Agreement. This Amendment, Exhibit A, and the Agreement constitute the entire and exclusive agreement between the Parties with respect to the subject matter hereof. All previous discussions and agreements with respect to the subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first set forth above.

EVERI PAYMENTS INC.		EXECUTIVE

By:	/s/ Michael D. Rumbolz	/s/ Edward A. Peters
	Michael D. Rumbolz	Edward Peters
Chief Executive Officer

Exhibit A
EVERI PAYMENTS INC.
GENERAL WAIVER AND RELEASE AGREEMENT
EDWARD PETERS

I elect to receive the special benefits under Everi Payments Inc., formerly known as Global Cash Access Inc. (“Everi” or the “Company”) and provide the following General Waiver and Release (“Release”):
1.Termination and Description of Special Benefits.
I have submitted my resignation to the Company effective as of the close of business on May 31, 2020 (the “Termination Date”). I understand that the special benefits I will receive by timely signing and not revoking this Release are: (a) opportunity to receive up to fifty percent (50%) of my current annual target bonus amount for fiscal year 2020 (“Pro Rata 2020 Bonus”), which Pro Rata 2020 Bonus, if awarded, would be pro rated based on an amount commensurate with the achieved 2020 bonus of similarly-situated executive vice presidents at the Company and paid concurrently with regular employee bonus payments for fiscal year 2020.
I understand that Special Benefits described above will begin only after I have executed this Release and the revocation period (described in Section 21 below) has expired.
I further understand that after the Termination Date, I will be offered health benefits coverage through COBRA for a period of up to eighteen (18) months. Coverage will be provided under COBRA only if I sign applicable COBRA enrollment forms and submit required payments to Everi’s COBRA administrator in a timely fashion. In addition, with regard to (e) above, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay me on the first day of each month of such applicable consulting period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable withholdings and deductions, and I may, but am not obligated to, use such payments toward the cost of COBRA premiums
2.General Release of Claims.
I hereby release the Company (as defined in paragraph 5 below) from, and covenant not to sue the Company with respect to, any and all claims I have against the Company.
3.Claims to Which Release Applies.
This Release applies both to claims which are now known or are later discovered. However, this Release does not apply to any claims that may arise after the date I execute the Release. Nor does this Release apply to any claims which may not be released under applicable law.
4.Claims Released Include Age Discrimination and Employment Claims.

The claims released include, but are not limited to:
(a)  claims based on breach of contract, tort, misrepresentation, defamation, wrongful discharge, harassment, retaliation, terms and conditions of employment and discrimination;
(b)  claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.);
(c)  claims arising out of or relating in any way to my employment with the Company or the conclusion of that employment or any actions or inactions of the Company relating to me in any way; and
(d)  claims arising under any federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits.
5.Release Covers Claims Against Related Parties.
For purposes of this Release the term “the Company” includes Everi and all of its past, present, and future parents, subsidiaries and affiliates, and other current or former related entities thereof, and all of the past, present, and future officers, directors, employees, agents, members, insurers, legal counsel, and successors and assigns of said entities. Therefore, the claims released include claims I have against any such persons or entities.
6.The Terms “Claims” and “Release” are Construed Broadly.
As used in this Release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action (whether arising in law or equity),” “damages,” “demands,” “obligations,” “grievances” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.” Nothing in this release is a waiver of my right to file any charge or complaint with administrative agencies such as the United States Equal Employment Opportunity Commission which, as a matter of law, I cannot be prohibited from or punished for filing (hereafter, “Excepted Charge”), although Everi’s acknowledgment of this exception does not limit the scope of the waiver and release in paragraphs 2-7 herein, and I waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any Excepted Charge with regard to any claim released herein.
7.Release Binding on Employee and Related Parties.
This Release shall be binding upon me and my spouse, agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.
8.Additional Consideration.
In consideration for the payments and benefits described in paragraph 1 above, I have:
(a) executed this Release;

(b) agreed to fully respond to and cooperate with all reasonable requests for assistance from the Company during the COBRA continuation period. This also includes assisting answering business related questions, and if necessary, even travelling at company expense, if specifically requested and authorized by the business; and
(c) re-affirmed the restrictive covenants in my Employment Agreement dated January 15, 2015, attached hereto and incorporated by reference, executed previously by me and Everi, including without limitation the Employee Proprietary Information and Inventions Agreement dated January 15, 2015, attached thereto and incorporated by reference;
(d) re-affirmed any restrictive covenants set forth in any equity grant agreement(s) executed previously by me and Everi.
9.Opportunity to Consider this Release; Consultation with Attorney.
I have read this Release and fully understand its terms. I am hereby being offered twenty-one (21) calendar days following the date on which this Release was presented to me to consider this Release. I am hereby advised in writing to consult with an attorney before signing this Release and I have done so or had the opportunity to do so.
10.All Representations in Documents.
In entering into this Release, I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Release. This Release sets forth the entire agreement between the Company and me and completely supersedes any prior agreements, oral statements or understandings concerning the termination of my employment and any benefits I might receive following that termination. This Release does not supersede my obligations and the Company’s rights under any agreement I have previously signed or executed with the Company pertaining to matters of confidentiality, intellectual property or restrictive employment covenants, all of which shall remain in effect and binding. I agree that I am not entitled to any other severance or benefits, vacation, bonus, commission or other payments of any kind, except those described in this Release.
11.Voluntary Agreement.
I have read this Release and fully understand its terms. I have entered into this Release knowingly and voluntarily and understand that its terms are binding on me.
12.Partial Invalidity of Release.
If any part of this Release is held to be unenforceable, invalid or void, then the balance of this Release shall nonetheless remain in full force and effect to the extent permitted by law.
13.Headings.
The headings and subheadings in this Release are inserted for convenience and reference only and are not to be used in construing the Release.
14.Applicable Law.

Nevada law will apply in connection with any dispute or proceeding concerning this Release. Insofar as federal law does not control, venue as to any dispute regarding this Release, or interpretation thereof, shall be exclusively in Las Vegas, Nevada.
15.Relationship of Severance Benefits to My Rights Under Other Benefit Plans.
I understand that the consideration provided to me under paragraph 1 above shall not be taken into account for purposes of determining my benefits under any other qualified or nonqualified plans of the Company, including accrued rights I may have, if any, to retirement benefits under Everi’s pension plans.
16.Confidentiality.
I agree that I will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Release or the fact that I have entered into this Release, to any person, corporation, association, government agency, or other entity, other than my spouse, legal counsel, and tax advisor, except (1) to the extent necessary to report income to appropriate taxing authorities, or (2) in response to an order or subpoena of a court or government agency of competent jurisdiction. However, notice of receipt of such order or subpoena shall be immediately communicated to Everi telephonically and in writing, so that Everi shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to my response to such order or subpoena. I agree that my spouse, legal counsel, and tax advisor shall be bound by this confidentiality provision. Any violation of this section is considered a material breach of this Release, subjecting me to a claim for damages resulting from such breach. If I violate this confidentiality provision before Everi makes the payment specified in paragraph 1 above, then Everi’s obligation to make such payment shall be extinguished; however, all other terms of this Release shall remain in effect.
17.Confidential/Proprietary Information and Intellectual Property.
        Notwithstanding any concurrent obligations that I owe to Everi relating to its confidential or proprietary information or Intellectual Property, that may or may not arise from separate employment-related agreements I have previously executed with Everi, the applicability of which shall continue and be effective after my execution of this Release, I agree to keep confidential and not to use or disclose to others any secret or confidential information, proprietary information, or trade secrets of Everi or its members, customers, or insureds that I acquired during my employment with Everi. I also agree to disclose to any future employers the existence and extent of any obligations that I owe to Everi relating to its confidential or proprietary information or Intellectual Property, including the existence of any employment-related agreements I have previously executed with Everi. “Confidential information” includes information, including electronically stored information, that is proprietary to Everi and not publicly known, that an employee conceives, originates, discovers, or develops, in whole or in part, or that was obtained or accessed as a result of Everi employment. I further agree that all materials, reports, data, plans, designs, concepts, models, documentation, software, products, and modifications (“Inventions”) I developed during my employment at Everi are the property of Everi and deemed “works made for hire.” I hereby assign and transfer to Everi any right, title, or interest in such inventions, including, but not limited to, patent, trademark, service mark, copyright, industry property protection, trade secret, or any other intellectual property rights (“Intellectual Property”). I agree to cooperate fully with Everi by executing any necessary documents and taking any other steps as may be reasonably requested by Everi to perfect Everi’s sole and exclusive ownership of Inventions and to pursue

Intellectual Property in the United States and any foreign countries. I understand that nothing in this Release prohibits me from reporting to any governmental authority information concerning possible violations of law or regulation and that I may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution, liability, or retaliation, provided I do so in compliance with 18 U.S.C. § 1833.
18.Non-disparagement.
I agree not to make disparaging remarks about the Company, or their products, services or practices (including, but not limited to, human resources and other company practices). Nothing in this Release shall be construed to prevent me from communicating with any government agency regarding matters that are within the agency’s jurisdiction.

19.Return of Everi Property.
I agree to return all Everi documents and other Everi property currently in my possession, care, custody, or control within the time frame specified by Everi during my out-processing. Severance benefits will be contingent on my timely return of Everi property in reasonable condition.
20.Cooperation in Defense of Actions.
I agree to cooperate, at the request of Everi, in the defense and/or prosecution of any charges, claims, and/or lawsuits relating to matters occurring during the period of my employment and about which I may have relevant information.
21.Seven Day Revocation Period.
I understand that I have a period of seven (7) calendar days following the date I deliver a signed copy of this Release to revoke this Release by giving written notice to Chief Legal Officer, 7250 S. Tenaya Way, Suite 100, Las Vegas, NV 89113 or fax to 702-855-3055. This Release and my entitlement to payments and benefits under paragraph 1 above will be binding and effective upon the expiration of this seven-day period if I do not revoke the Release, but not before that time.

__________________________   Date__________________________
EDWARD PETERS

________________________________________________________________________

Received and acknowledged by:
EVERI PAYMENTS INC.

________________________________  Date__________________________
Michael D. Rumbolz
Chief Executive Officer